 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 24, 2014

BLACKHAWK NETWORK HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-35882 (Commission File Number)	43-2099257 (IRS Employer Identification Number)
6220 Stoneridge Mall Road
Pleasanton, CA 94588
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (925) 226-9990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On September 24, 2014, Blackhawk Network Holdings, Inc. (the “Company”), amended its credit agreement, dated as of March 28, 2014, with Wells Fargo Bank, National Association, as the administrative agent (the “Credit Agreement”) to (i) permit lenders to issue up to $50 million in foreign-denominated letters of credit on behalf of the Company under the existing letter of credit sublimit, (ii) modify the definitions of “Indebtedness” and “Permitted Acquisition” to exclude performance-based earn-outs and (iii) waive the requirement for the Company to deliver original stock certificates of BH Network Holdings (Europe) B.V. (“BH Netherlands”), because such equity interests are not certificated. Instead of delivering stock certificates of BH Netherlands, the Company will be required to deliver a Dutch law Deed of Pledge of Shares and make an appropriate notation of such pledge in the share register of BH Netherlands.

On September 26, 2014, Blackhawk Network Holdings, Inc. (the “Company”) borrowed an additional $50 million on the term loan provided by the Company’s Credit Agreement, increasing the balance of the term loan to $225 million.

The foregoing description of the amendment to the Credit Agreement is qualified in its entirety by the contents of the actual amendment, which is attached to this report as Exhibit 10.1, and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits
(d)    Exhibits. The following are exhibits to this Current Report on Form 8-K.

Exhibit No.	Description
10.1*
First Amendment to Credit Agreement, dated as of September 24, 2014, by and among Blackhawk Network Holdings, Inc., as borrower, the financial institutions signatory thereto, as lenders, and Wells Fargo Bank, National Association, as administrative agent

* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 29, 2014
BLACKHAWK NETWORK HOLDINGS, INC.

By:	/s/ David E. Durant
Name:	David E. Durant
Title:	Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1*
First Amendment to Credit Agreement, dated as of September 24, 2014, by and among Blackhawk Network Holdings, Inc., as borrower, the financial institutions signatory thereto, as lenders, and Wells Fargo Bank, National Association, as administrative agent

* Filed herewith.